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                                                                       Contacts:
                                                        Walter Berger, EVP & CFO
                                         Kate Healey, Media & Investor Relations
                                                                    317.266.0100

For Immediate Release
Friday, June 14, 2002

       EMMIS COMMUNICATIONS APPOINTS ERNST & YOUNG AS INDEPENDENT AUDITOR

Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced the appointment of Ernst & Young LLP as the company's independent auditor, replacing Arthur Andersen LLP.

Emmis Chairman and CEO Jeff Smulyan said, "Emmis has received excellent service over our eight year relationship with Arthur Andersen - they have been fair and trustworthy in all our dealings. With the reputation and capabilities of Ernst & Young, coupled with their acquisition of Arthur Andersen's Indianapolis practice, we look forward to working with Ernst & Young as our new independent auditor."

The change of independent public accountants is not the result of any disagreement between Emmis and Andersen on matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure.

The change was effective Thursday, June 13, 2002.

EMMIS COMMUNICATIONS - GREAT MEDIA, GREAT PEOPLE, GREAT SERVICE
Emmis Communications is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis' 18 FM and 3 AM domestic radio stations serve the nation's largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Indianapolis and Terre Haute, IN. In addition, Emmis owns two radio networks, three international radio stations, 15 television stations, award-winning regional and specialty magazines, and ancillary businesses in broadcast sales and publishing.

Certain statements included above which are not statements of historical fact, are intended to be, and are, identified as "forward-looking statements," as defined in the Securities and Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Emmis to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others, general economic and business conditions; fluctuations in the demand for advertising; increased competition in the broadcasting industry; including the implementation of competing formats in large markets; inability to complete our pending divestitures; changes in the costs of programming; changes in interest rates; inability to grow through suitable acquisitions, including the desired radio; future terrorist attacks or other large scale disasters; and other factors mentioned in documents filed by Emmis with the Securities and Exchange Commission. Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.


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